Filed pursuant to Rule 424(b)(3)
Registration No. 333-168568

Excel Maritime Carriers Ltd.

$750,000,000

Class A Common Stock, Preferred Stock, Debt Securities,
Warrants, Purchase Contracts and Units

Common A Common Stock Offered by Selling Securityholders

Through this prospectus, we may periodically offer:

(1) our Class A common stock;
(2) our preferred stock;
(3) our debt securities, which may be guaranteed by one or more of our subsidiaries;
(4) our warrants;
(5) our purchase contracts; and
(6) our units.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.  The aggregate offering price of all securities issued under this prospectus may not exceed $750.0 million.

In addition, the selling securityholders named in the section "Selling Securityholders" may sell in one or more offerings from time to time pursuant to this prospectus up to the aggregate number of shares of our Class A common stock set forth herein. The selling securityholders may sell any or all of their securities registered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information on these selling securityholders and the times and manner in which they may offer and sell their securities registered under this prospectus is described under the sections titled "Selling Securityholders" and "Plan of Distribution" in this prospectus. We will not receive any of the proceeds from the sale of such securities.

Our Class A common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol "EXM."  The last reported sale price of our Class A common stock on the NYSE on May 3, 2012 was $1.62 per share. Class B shareholders together own 100% of the shares of our issued and outstanding Class B common stock, representing approximately 72.15% of the voting power of our outstanding capital stock.

Investing in our securities involves significant risks.  See "Risk Factors" on page 3 of this prospectus.  You should read this prospectus, any accompanying prospectus supplement, and the documents incorporated by reference herein and therein carefully before you make your investment decision.
_________________

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2012

TABLE OF CONTENTS

TABLE OF CONTENTS	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	3
FORWARD LOOKING STATEMENTS	4
PER SHARE MARKET PRICE INFORMATION	5
USE OF PROCEEDS	6
CAPITALIZATION	6
ENFORCEMENT OF CIVIL LIABILITIES	7
DESCRIPTION OF CAPITAL STOCK	8
DESCRIPTION OF WARRANTS	10
DESCRIPTION OF DEBT SECURITIES	11
DESCRIPTION OF PURCHASE CONTRACTS	20
DESCRIPTION OF UNITS	21
SELLING SECURITYHOLDERS	22
PLAN OF DISTRIBUTION	24
EXPENSES	26
LEGAL MATTERS	26
EXPERTS	26
WHERE YOU CAN FIND ADDITIONAL INFORMATION	26

In this prospectus, "we", "us", "our" and the "Company" all refer to Excel Maritime Carriers Ltd. and its wholly-owned subsidiaries and consolidated joint ventures.

Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus supercedes entirely the prospectus which was part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process.  Under the shelf registration process, we may sell the common shares, preferred shares, debt securities, warrants, purchase contracts and units described in this prospectus in one or more offerings up to a total dollar amount of $750.0 million, and the selling securityholders may sell, from time to time, shares of our Class A common stock. This prospectus provides you with a general description of the securities we and the selling securityholders may offer. Each time we or any selling securityholder offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

In addition, this prospectus does not contain all the information provided in the registration statement that we filed with the Commission.  For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under "Where You Can Find More Information."

ii

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus.  As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into the prospectus.

Our Company

We, Excel Maritime Carriers Ltd., were incorporated under the laws of the Republic of Liberia on November 2, 1988.

We are a provider of worldwide sea borne transportation services for drybulk cargo including, among others, iron ore, coal and grain, collectively referred to as "major bulks," and steel products, fertilizers, cement, bauxite, sugar and scrap metal, collectively referred to as "minor bulks." Our fleet is managed by one of our wholly-owned subsidiaries, Maryville Maritime Inc., or Maryville.

Currently, we own a fleet of 40 vessels (including one vessel owned through a joint venture in which we hold a 71.4% interest) and, together with seven vessels under bareboat charters, operate a fleet of 47 vessels (seven Capesize, 14 Kamsarmax, 21 Panamax, two Supramax and three Handymax vessels) with a total carrying capacity of approximately 4.1 million dwt.

We deploy our vessels on a mix of period time charters and spot charters according to our assessment of market conditions, adjusting the mix of these charters to take advantage of the relatively stable cash flow and high utilization rates associated with period time charters or to profit from attractive spot charter rates during periods of strong charter market conditions. As of April 30, 2012, 30 of the vessels in our fleet were employed under period time charters. Spot charters comprise of voyage charters, which are charters for one specific voyage, and short-term time charters, which are charters with a term of less than four months on average. Period time charters are time charters with a term of at least four months on average.

Our Class A common stock has traded on the NYSE under the symbol "EXM" since September 15, 2005. Prior to that date, our Class A common stock traded on the American Stock Exchange, or the AMEX, under the same symbol. As of March 31, 2012, we had 88,899,653 shares of our Class A common stock (including shares of Class A common stock held in treasury) and 230,746 shares of our Class B common stock issued and outstanding.

The address of our registered office in Bermuda is 14 Par-La-Ville Road, Hamilton HM JX, Bermuda. We also maintain executive offices at 17th km National Road Athens-Lamia & Finikos Street, 145 64, Nea Kifisia, Greece. Our telephone number at that address dialing from the U.S. is (011) 30 210 818 7000.

Securities We May Offer

We may use this prospectus to offer up to $750.0 million of our:

•           Class A common stock;

•           preferred shares;

•           debt securities, which may be guaranteed by one or more of our subsidiaries;

•           warrants;

•           purchase contracts; and

•           units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

Securities the Selling Securityholders May Offer

In addition, the selling securityholders named in this prospectus may sell in one or more offerings pursuant to this prospectus up to an aggregate of 31,677,113 shares of our Class A common stock. We will not receive any of the proceeds from the sale of such securities.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider carefully the risks set forth in any document incorporated by us by reference, including, but not limited to, under the heading "Risk Factors" in our annual report on Form 20-F for the fiscal year ended December 31, 2011 filed with the SEC on March 30, 2012 and the corresponding sections in any subsequent report we file with the SEC, before investing in the securities offered hereby.  The occurrence of one or more of these risk factors could adversely affect our results of operations or financial condition.

FORWARD LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements.

The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and statements other than those of historical facts.

Please note that in this document, "we," "us," "our," "the Company" and "Excel" all refer to Excel Maritime Carriers Ltd. and its wholly-owned and majority-owned consolidated subsidiaries.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views and assumptions with respect to future events and financial performance, and are subject to risks and uncertainties. The words "will," "may," "should," "expect," "intend," "plan," "believe," "anticipate," "estimate," "forecast," "project," "potential" and variations of such words and similar expressions, which are predictions of, or indicate future events and future trends which do not relate to historical matters,  identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including, without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Actual results may differ materially from those expressed or implied by such forward-looking statements (and from past results, performance and achievements). Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. Shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

In addition to these important factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in demand for drybulk vessels, fluctuations in charter hire rates and vessel values, changes in the Company's operating expenses, including bunker prices, drydocking and insurance costs, changes in governmental rules and regulations, changes in income tax legislation or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports filed by the Company with the SEC.

These forward-looking statements are made as of the date hereof and are not intended to give any assurance as to future results. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, either to reflect new information, changes in events, conditions or circumstances on which such statements are based, or otherwise.

PER SHARE MARKET PRICE INFORMATION

Our Class A common stock has traded on the NYSE under the symbol "EXM" since September 15, 2005.  Prior to that date, our Class A common stock traded on AMEX under the same symbol.

The table below sets forth the high and low closing prices of our shares of Class A common stock for each of the periods indicated.

The high and low closing prices for shares of our Class A common stock, by year, from 2007 to 2011 were as follows:

For The Year Ended	NYSE Low (US$)	NYSE High (US$)
December 31, 2007	14.71	81.38
December 31, 2008	3.61	57.72
December 31, 2009	3.17	11.23
December 31, 2010	4.71	7.47
December 31, 2011	1.42	5.77

The high and low closing prices for shares of our Class A common stock, by quarter, in 2010 and 2011, and the first quarter of 2012 were as follows:

For The Quarter Ended	NYSE Low (US$)	NYSE High (US$)
March 31, 2010	5.13	7.42
June 30, 2010	4.98	7.47
September 30, 2010	4.71	6.22
December 31, 2010	5.46	6.51
March 31, 2011	4.23	5.77
June 30, 2011	2.97	4.56
September 30, 2011	1.67	3.22
December 31, 2011	1.42	3.20
March 31, 2012	1.43	2.24

The high and low closing prices for shares of our Class A common stock for the most recent six months for each month were as follows:

For The Month Ended	NYSE Low (US$)	NYSE High (US$)
November 2011	1.65	2.55
December 2011	1.42	1.99
January 2012	1.46	1.64
February 2012	1.43	2.24
March 2012	1.65	2.24
April 2012	1.60	1.97

On April 30, 2012, the closing price of shares of our Class A common stock as quoted on the NYSE was $1.87. As of March 31, 2012, there were 88,899,653 shares of our Class A common stock (including shares of Class A common stock held in treasury) and 230,746 shares of our Class B common stock issued and outstanding.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities that we may offer by this prospectus for general corporate purposes, including but not limited to repayment of debt or acquisition of vessels.

We will not receive any of the proceeds from the sale of shares of our Class A common stock by the securityholders named therein.

CAPITALIZATION

A prospectus supplement or Report on Form 6-K incorporated by reference into the Registration Statement of which this prospectus is a part will include information on the Company's consolidated capitalization.

ENFORCEMENT OF CIVIL LIABILITIES

           We are a Liberian corporation, and our executive offices and administrative activities and assets, as well as those of the experts named in this prospectus, are located outside the United States.  As a result, it may be difficult for investors to effect service of process within the United States upon us or those persons or to enforce both in the United States and outside the United States judgments against us or those persons obtained in United States courts in any action, including actions predicated upon the civil liability provisions of the federal securities laws of the United States.  In addition, our directors and officers are residents of jurisdictions other than the United States, and all or a substantial portion of the assets of those persons are or may be located outside the United States.  As a result, it may be difficult for investors to effect service of process within the United States on those persons or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.  We have been advised by our legal counsel, Seward & Kissel LLP, that there is uncertainty as to whether the courts of Liberia would (i) enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the federal securities laws of the United States or (ii) entertain original actions brought in Liberian courts against us or such persons predicated upon the federal securities laws of the United States.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

Under our Amended and Restated Articles of Incorporation, or the Articles, our authorized capital stock consists of 994,000,000 shares of our Class A common stock, par value $0.01 per share, and 1,000,000 shares of our Class B common stock, par value $0.01 per share, of which, as of March 31, 2012, 89,130,399 shares are issued and outstanding in the aggregate in Class A and Class B, consisting of 88,899,653 shares of our Class A common stock (including shares of Class A common stock held in treasury) and 230,746  shares of our Class B common, and 5,000,000 preferred shares, par value $0.1 per share, of which none are issued and outstanding. All of our shares are in registered form. The following summary description of the terms of our capital stock is not complete and is qualified by reference to our Articles of Incorporation and By-Laws, copies of which we have filed as exhibits to periodic filings made by us with the Commission, the certificate of designations which we will file with the Commission at the time of any offering of our preferred stock, and information contained in our filings with the Commission to the extent these filings are incorporated by reference herein as set forth in "Where You Can Find Additional Information."

Share History

On March 31, 2009, in exchange for an equity infusion of $45.0 million from entities affiliated with the family of Mr. Gabriel Panayotides, we issued to these entities an aggregate of 25,714,286 restricted shares of our Class A common stock and 5,500,000 warrants, with an exercise price of $3.50 per warrant. The 5,500,000 warrants had an initial exercise period that ran from April 1, 2009 through March 31, 2010. On March 31, 2010, these entities exercised 1,428,572 warrants, and the exercise period for the remaining 4,071,428 warrants was extended through December 31, 2010. In November 2010, an aggregate of 1,813,108 Class A common shares were issued upon the cashless exercise of all the remaining warrants.

On March 11, 2009, based on proposals of the Compensation Committee and following the approval of our Board of Directors, 180,000 restricted shares of our Class A common stock were issued in the aggregate to our Chief Operating and Chief Financial officers at the time. These shares vested on July 1, 2009.

On July 8, 2009, based on proposals of the Compensation Committee and following the approval of our Board of Directors, 2,000,000 restricted shares of our Class A common stock were issued to the Chairman of our Board of Directors. 666,000 of these shares vested immediately upon granting, 666,000 of these shares vested on December 31, 2009, and the remaining 668,000 of these shares vested on December 31, 2010.

On August 11, 2009, we issued 6,000,000 shares of our Class A common stock at $8.00 per share in a transaction registered pursuant to the Securities Act.

On September 24, 2009, our shareholders approved amendments to our Articles increasing the number of shares we may issue to an aggregate of 1,000,000,000 shares as follows: 5,000,000 shares of Preferred Stock (par value $0.1 per share), 994,000,000 Class A common shares (par value $0.01 per share), and 1,000,000 Class B common shares (par value $0.01 per share).

On October 26, 2009, based on discussions between the Compensation Committee and the non-independent members of our Board of Directors and following the approval of the non-independent members of our Board of Directors, an aggregate of 105,000 restricted shares of our Class A common stock were granted to our four independent directors. Half of the restricted shares vested immediately upon granting, and the remainder vested on June 30, 2010.

On April 1, 2010, our Board of Directors approved the grant of 299,164 shares of our Class A common stock in the form of restricted stock units to certain of our employees to be vested by 33.3% on April 1, 2011 and 2012 and 33.4% on April 1, 2013. The restricted stock units granted will be recognized as expense over the vesting period based on their fair value on the grant date.

On July 7, 2010, our Board of Directors approved the grant of 1,965,000 shares of our Class A common stock and 35,000 shares of our Class B common stock in the form of restricted stock to the Chairman of our Board of Directors. 655,000 Class A restricted shares vested immediately upon granting and 655,000 Class A restricted shares vested on July 7, 2011. The remaining shares will vest on July 7, 2012. The Class B restricted shares vested immediately upon granting. The restricted stock granted will be recognized as expense over the vesting period based on its fair value on the grant date.

On April 1, 2011, the Board of Directors approved the grant of 340,279 shares of the Company's Class A common stock in the form of restricted stock units to certain of its employees to be vested in accordance with the following schedule: (i) 88,823 shares of the Company's Class A common stock vested immediately upon granting; (ii) 83,823 shares of the Company's Class A common stock vested on April 1, 2012; (iii) 83,823 shares of the Company's Class A common stock will vest on April 1, 2013; and (iv) 83,810 shares of the Company's Class A common stock will vest on April 1, 2014. The restricted stock units granted will be recognized as expense over the vesting period based on their fair value on the grant date.

On July 15, 2011, based on proposals of the Compensation Committee and following the approval of the Company's Board of Directors, the Company granted Class A common stock to be issued in two tranches to the Chairman of the Company's Board, with the amounts determined by dividing: (i) the value of 982,500 shares of the Company's Class A common stock valued at the closing price on July 14, 2011 by (ii) the closing price of the Company's Class A common stock on October 5, 2011, for the first tranche, and the closing price of the Company's Class A common stock on December 29, 2011, for the second tranche. On December 30, 2011, the share issuance was completed, resulting in the issuance of 1,468,632 and 1,985,757 restricted shares of the Company's Class A common stock, in the first and second tranche, respectively. The 1,468,632 Class A shares in the first tranche and 1,985,757 Class A shares in the second tranche granted to the Chairman of the Company's Board of Directors vested upon their issuance on October 6, 2011 and December 30, 2011, respectively.

In addition, on July 15, 2011, based on proposals of the Compensation Committee and following the approval of the Company's Board of Directors: (i) 35,000 restricted shares of the Company's Class B common stock were granted to the Chairman of the Company's Board of Directors; and (ii) 15,000 restricted shares of the Company's Class B common stock were granted to our Business Development Officer. The Class B shares granted to the Chairman of the Company's Board of Directors vested on October 6, 2011 whereas the Class B shares granted to our Business Development Officer vested on August 31, 2011.

Common Shares

We have both Class A common stock and Class B common stock. As of March 31, 2012, we have 89,130,399 shares issued and outstanding in the aggregate, in two separate classes: 88,899,653  shares of Class A common stock (including shares of Class A common stock held in treasury) and 230,746 shares of Class B common stock. The holders of the shares of our Class A common stock are entitled to one vote per Class A share on each matter requiring the approval of the holders of our shares of common stock, whether pursuant to our Articles, our By-laws, the Liberian Business Corporation Act or otherwise. The holders of the shares of our Class B common stock are entitled to 1,000 votes per Class B share.  Holders of our shares of common stock are entitled to receive dividends, if any, lawfully declared by the board of directors out of funds legally available for dividends. Holders of our shares of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our shares of common stock are subject to the rights of the holders of any preferred shares which we may issue in the future. Our shares of Class A common stock are listed on the NYSE under the symbol "EXM."

Preferred Shares

Under the terms of our Articles, our Board of Directors has the authority, subject to the prior affirmative approval by the majority of the votes represented by all of our issued and outstanding shares of all classes and series voting as a single class, to issue up to 5,000,000 preferred shares. The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement. Our Board of Directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such shares of preferred stock. At the time that any series of our preferred shares is authorized, our Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our Board of Directors could cause us to issue preferred shares which have voting, conversion and other rights that could adversely affect the holders of our common shares or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our stockholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common shares. Our Board of Directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control in us or the removal of our management.

DESCRIPTION OF WARRANTS

The Warrants We May Offer

We may issue warrants to purchase any of our debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities.  Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the number and type of our securities purchasable upon exercise of such warrants;

•	the price at which our securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each to be entered into between us and the trustee named in the indenture and dated as of a date on or prior to the issuance of the debt securities to which it relates. These debt securities may be senior or subordinated debt securities and may be issued pursuant to separate indentures, which may include a senior and a subordinated indenture, in each case between us and the trustee named in the indenture. Each indenture will be subject to the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.  A form of senior indenture and a form of subordinated indenture, each of which we refer to as the indenture and, collectively, the indentures, are attached as exhibits to the registration statement of which this prospectus forms a part.

Certain of our subsidiaries may guarantee the debt securities we offer.  Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

Our statements below relating to the debt securities and the indenture are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture. For a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

The indentures do not limit the amount of debt securities which may be issued. The debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. The debt securities may be issued in one or more series. Any such debt securities will be described in an accompanying prospectus supplement.

You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•
if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;

•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•
the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder's option and the terms and conditions upon which the election may be made;

•
if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below the stated principal amount. U.S. federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Covenants

Under the terms of each indenture, we covenant, among other things:

•	that we will duly and punctually pay the principal of and interest, if any, on the offered debt securities in accordance with the terms of such debt securities and the applicable indenture;

•
that so long as any offered debt securities are outstanding, we will (i) file with the Commission within the time periods prescribed by its rules and regulations and (ii) furnish to the trustee and holders of the offered debt securities all quarterly and annual financial information required to be furnished or filed with the Commission pursuant to Section 13 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and with respect to the annual consolidated financial statements only, a report thereon by our independent auditors;

•
that we will deliver to the trustee after the end of each fiscal year a compliance certificate as to whether we have kept, observed, performed and fulfilled our obligations and each and every covenant contained under the applicable indenture;

•	that we will deliver to the trustee written notice of any event of default, with the exception of any payment default that has not given rise to a right of acceleration under the indenture;

•
that we will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, which may affect the covenants or the performance of the indenture or the offered debt securities;

•
that we will do or cause to be done everything necessary to preserve and keep in full force and effect our corporate existence and the corporate, partnership or other existence of certain of our subsidiaries whose preservation is determined to be desirable by our board of directors and material to the holders;

•	that we will, and we will cause each of our subsidiaries to, pay prior to delinquency all taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings;

•
that in the event we are required to pay additional interest to holders of our debt securities, we will provide notice to the trustee, and where applicable, the paying agent, of our obligation to pay such additional interest prior to the date on which any such additional interest is scheduled to be paid; and

•	that we will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the indenture.

Any series of offered debt securities may have covenants in addition to or differing from those included in the indenture or any applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indenture

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

•
changes the amount of securities whose holders must consent to an amendment, supplement or waiver, except to increase any such amount or to provide that certain provisions of the indenture cannot be modified, amended or waived without the consent of the holder of each outstanding security affected thereby;

•
reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

•	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

•	reduces the principal amount payable of any security upon maturity;

•
waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

•	changes the place or currency of payment of principal of or interest, if any, on any security other than that stated in the security;

•	impairs the right of any holder to receive payment of principal or, or interest on, the securities of such holder on or after the due dates therefor;

•	impairs the right to institute suit for the enforcement of any payment on, or with respect to, any security;

•
makes any change with respect to holders' rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

•	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities will be effective against any holder without his, her or its consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for the number of days specified in the indenture;

•	default in any payment of principal or premium at maturity;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for the number of days specified in the indenture after we receive notice of the default;

•
default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within the number of days specified in the indenture after we receive notice of the default;

•
the failure by us or any of our subsidiaries to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of the amount specified in the indenture, if the judgments are not paid, discharged, waived or stayed within the number of days specified in the indenture; or

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than the percentage specified in the indenture of the aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any such acceleration of the debt securities of any series for which the event of default has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or United States government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interests through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street name, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•
the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository's relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee.

The Depository Trust Company, or DTC, is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making "book-entry" changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation's or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC's customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries – either directly or through correspondent relationships.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC's nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.'s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participating institution in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution's interest in the global security or securities representing the interest, on DTC's records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC's records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the Commission.

The 2012 DTCC Board of Directors is composed of 19 directors serving one-year terms. Thirteen directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions; of these, two directors are designated by DTCC's preferred shareholders, NYSE Euronext and FINRA. Three directors are from non-participants.  The remaining three are the chairman and chief executive officer, the president, and chief operating officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

The information in this section concerning DTC, DTCC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the indenture.

The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more of our purchase contracts, warrants, debt securities, preferred shares, shares of Class A common stock or any combination of such securities. The applicable prospectus supplement will describe:

•
the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and shares of Class A common stock composing the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

SELLING SECURITYHOLDERS

From time to time the selling securityholders named in the table below may offer pursuant to this prospectus: up to an aggregate of 31,677,113 shares of our Class A common stock.  We have filed the registration statement of which this prospectus forms a part in order to permit the selling securityholders or their respective transferees, donees, pledgees or successors-in-interest to offer these securities for resale from time to time.

28,955,966 shares of our Class A common stock covered by this prospectus were acquired by the selling securityholders Lhada Holdings Inc. and Tanew Holdings Inc., two entities affiliated with the family of the Chairman of our Board of Directors. The entities acquired 25,714,286 of such shares in the aggregate on March 31, 2009, in exchange for an equity infusion of $45.0 million, or the Equity Infusion. In addition to the 25,714,286 shares in the aggregate of our Class A common stock, we issued to these entities 5,500,000 warrants in exchange for the Equity Infusion, with an exercise price of $3.50 per warrant. These warrants had an exercise period that ran from April 1, 2009 through March 31, 2010. On March 31, 2010, these entities exercised 1,428,572 warrants to increase to 27,142,858 the amount of shares of our Class A common stock held by them, and the exercise period for the remaining 4,071,428 warrants was extended through December 31, 2010.  In November 2010, an aggregate of 1,813,108 Class A common shares were issued upon the cashless exercise of all the remaining warrants.

2,250,000 shares of our Class A common stock covered by this prospectus were acquired by Mr. Gabriel Panayotides, the Chairman of our Board of Directors. 250,000 and 2,000,000 of these shares of Class A common stock were issued to Mr. Panayotides on June 26, 2008 and July 8, 2009, respectively, based on proposals of the Compensation Committee and following the approval of our Board of Directors, in recognition and consideration of Mr. Panayotides' service to us. Mr. George Agadakis acquired a total of 240,000 shares of Class A common stock as follows: 150,000 shares on November 6, 2008 and 90,000 shares on March 11, 2009.  Mr. Lefteris Papatrifon acquired a total of 156,147 shares of Class A common stock as follows: 1,996 shares on January 15, 2007; 4,211 shares on February 21, 2008; 59,940 shares on November 6, 2008 and 90,000 shares on March 11, 2009.  These shares were issued based on proposals of the Compensation Committee and following the approval of our Board of Directors, in recognition and consideration of Mr. Agadakis' and Mr. Papatrifon's service to us while they served as our Chief Operating Officer and Chief Financial Officer, respectively, from which each has since resigned. 75,000 shares of our Class A common stock covered by this prospectus were acquired by the following selling securityholders: Evangelos Macris, Apostolos Kontoyannis and Trevor J. Williams. These selling securityholders, who are the independent directors of our Board, were granted such shares of our Class A common stock on October 26, 2009. The shares were granted in recognition and consideration of the independent directors' service to us, and the grant was based on discussions between the Compensation Committee and the non-independent members of our Board of Directors and following the approval of the non-independent members of our Board of Directors.

We have also agreed to use our commercially reasonably efforts to keep this prospectus current and available for resales by each such selling securityholder until such selling securityholders have sold all such shares or cease to serve on our board of directors.

The following table sets forth certain information with respect to the selling securityholders and their beneficial ownership of our shares of Class A common stock. The table is based upon information provided by the selling securityholders. The table assumes that all the shares being offered by the selling securityholders pursuant to this prospectus are ultimately sold in the offering. The selling securityholders may sell some, all or none of their shares covered by this prospectus and as a result the actual number of shares that will be held by the selling securityholders upon termination of the offering may exceed the minimum number set forth in the table. In addition, the selling securityholders may have sold, transferred or otherwise disposed of our shares of Class A common stock in a transaction exempt from the registration requirement of the Securities Act since the date on which they provided the information regarding their beneficial ownership of our shares of Class A common stock.

Name of Selling Securityholder(1)	Number of Shares Beneficially Owned Prior to the Offering (2)	Ownership Percentage Prior to the Offering	Maximum Number of Shares Being Offered(3)	Number of Shares to Be Beneficially Owned Upon Termination of the Offering	Ownership Percentage Upon Termination of the Offering
Lhada Holdings Inc.(4)	14,477,983	16.29%	14,477,983	0	0%
Tanew Holdings Inc.(5)	14,477,983	16.29%	14,477,983	0	0%
Gabriel Panayotides	36,625,355	41.20%	2,250,000	0	6.10%
George Agadakis(6)	240,000	*	240,000	0	0%
Elefterios Papatrifon(7)	156,147	*	156,147	0	0%
Evangelos Macris(8)	30,000	*	30,000	0	0%
Apostolos Kontoyannis(9)	30,000	*	30,000	0	0%
Trevor J. Williams(10)	15,000	*	15,000	0	0%
Total			31,677,113

*	Less than one percent
(1)
Unless otherwise indicated, the business address of each of the shareholders is c/o Excel Maritime Carriers Ltd., 17th km National Road Athens, Lamia & Finikos Street, 145-64 Nea Kifisia, Athens, Greece.

(2)	For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Exchange Act.
(3)	Does not include shares beneficially owned by a selling securityholder that are being offered for sale by other selling securityholders.
(4)	Includes 1,620,840 shares of our Class A common stock acquired by the selling shareholder through exercise of warrants.
(5)	Includes 1,620,840 shares of our Class A common stock acquired by the selling shareholder through exercise of warrants.
(6)	Mr. Agadakis' address is 53, Matheou Liouga, 166 75 Glifada, Athens, Greece.
(7)	Mr. Papatrifon's address is Dionisou 31, 151 27 Melissia, Athens, Greece.
(8)	Mr. Macris' address is c/o Law Office Evangelos S. Macris, 143 145 Notara, 185 36 Piraeus, Athens, Greece.
(9)	Mr. Kontoyannis' address is 10, Skouze Street, 185 36 Piraeus, Athens, Greece.
(10)	Mr. Williams' address is c/o Consolidated Servises Limited, 3rd Floor, Par La Ville Place, 14 Par La Ville Road, Hamilton Bermuda, P.O Box HM 2257, Bermuda.

PLAN OF DISTRIBUTION

We or any selling security holder may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we or any selling security holder may sell some or all of our or any selling security holder's securities included in this prospectus, through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we or any selling security holder may enter into option or other types of transactions that require us or them to deliver our or any selling security holder's securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any selling security holder may enter into hedging transactions with respect to our or any selling security holder's securities. For example, we or any selling security holder may:

•	enter into transactions involving short sales of our or any selling security holder's shares of common stock by broker-dealers;

•	sell common shares short themselves and deliver the shares to close out short positions;

•
enter into option or other types of transactions that require us or any selling security holder to deliver shares of common stock to a broker-dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We or any selling security holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or any selling security holder or borrowed from us or any selling security holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling security holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any selling security holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our or any selling security holder's securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our or any selling security holder's behalf that participate with us or any selling security holder in the distribution of the securities may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this prospectus, we or any selling security holder are not a party to any agreement, arrangement or understanding between any broker or dealer and us or any selling security holder with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us or any selling security holder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers and our directors or any selling security holder may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our or any selling security holder's, as the case may be, common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our shares of common stock, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities being registered under this registration statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us or any selling security holder for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$67,364.94	*
Financial Industry Regulatory Authority Fee		$75,500	*
Blue sky fees and expenses	$		**
NYSE Supplemental Listing Fee	$		**
Printing and engraving expenses	$		**
Legal fees and expenses	$		**
Accounting fees and expenses	$		**
Indenture trustee fees and expenses	$		**
Rating agency fees	$		**
Transfer Agent fees	$		**
Miscellaneous	$		**

Total	$		**

*	Previously paid.

**	To be provided by amendment or as an exhibit to Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of U.S., Liberian, and Marshall Islands law.

EXPERTS

The consolidated financial statements of Excel Maritime Carriers Ltd. appearing in our Annual Report on Form 20-F for the year ended December 31, 2011 and the effectiveness of Excel Maritime Carriers Ltd.'s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus supersedes entirely the prospectus which was a part of that registration statement.  The registration statement includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Our annual report on Form 20-F for the year ended December 31, 2011 filed with the SEC on March 30, 2012.

In addition, any Annual Report on Form 20-F filed after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities registered hereby have been sold or that deregisters all securities then remaining unsold, and our Reports on Form 6-K furnished to the Commission after the date of this prospectus only to the extent that the forms expressly state that we incorporate them by reference in to this prospectus, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents with the Commission.

In addition, the description of Excel Class A common shares contained in Excel's registration statements under Section 12 of the Exchange Act is incorporated into this prospectus by reference.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

17th km National Road Athens
Lamia & Finikos Street,
145-64 Nea Kifisia
Athens, Greece
(011)(30) (210) 620-9520

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent public accountants, and intend to furnish semi-annual reports containing selected unaudited financial data for the first six months of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods. As a "foreign private issuer", we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders.  While we intend to furnish proxy statements to any shareholder in accordance with the rules of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act.  In addition, as a "foreign private issuer", we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Excel Maritime Carriers Ltd.

$750,000,000

Class A Common Stock, Preferred Shares, Debt Securities,
Warrants, Purchase Contracts and Units

Class A Common Stock Offered by Selling Securityholders